Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103087 and 333-66376 on Form S-8 of First Community Capital Corporation of our report dated March 11, 2005, relating to the consolidated financial statements of First Community Capital Corporation and Subsidiaries as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, appearing in this Annual Report on Form 10-K of First Community Capital Corporation for the year ended December 31, 2004.

/s/ Harper & Pearson Company

Houston, Texas

March 31, 2005